EXHIBIT 99.1

Team, Inc. Announces Changes to Its Board of Directors

SUGAR LAND, Texas, Dec. 28, 2015 (GLOBE NEWSWIRE) -- Team, Inc. (NYSE:TISI) today announced that Sylvia J. Kerrigan, 50, has been appointed to the Team Board of Directors. Ms. Kerrigan is the Executive Vice President, General Counsel and Secretary of Marathon Oil Corporation (NYSE:MRO) and has served in that position since 2012. From 2009 to 2012, Ms. Kerrigan served as Vice President, General Counsel and Secretary for Marathon Oil. Ms. Kerrigan will stand for re-election at Team’s upcoming Annual Meeting of Shareholders in May 2016.

Team also announced today that Sidney B. Williams, has informed Team of his intention to retire from the Team Board of Directors at the end of his current term. Mr. Williams has served with distinction on Team's Board of Directors since the company’s inception for more than 40 years. Mr. Williams is the sole shareholder of a professional corporation which is a partner in the law firm of Chamberlain, Hrdlicka, White, Williams & Aughtry in Houston. Following his retirement from the Board, Mr. Williams will continue to be associated with Team as Director Emeritus.

Team's Executive Chairman, Phil Hawk, said: "Team is indebted to Sid for his outstanding service to Team as a founding board member. On behalf of the entire Board, we express our sincere appreciation to Sid for his important contributions to Team’s success. We are also pleased to welcome Sylvia Kerrigan to our Board. Sylvia has an extensive background in the energy industry and we believe we will benefit greatly from her expertise as Team continues to grow."

About Team, Inc.

Headquartered near Houston, Texas, Team Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 150 locations throughout the world.  Team’s common stock is traded on the New York Stock Exchange under the ticker symbol “TISI”.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995.  We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved.  We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

Contact: Greg L. Boane (281) 388-5541